Exhibit 99.2

Wynn Resorts Announces Full Exercise of Over-Allotment Option

LAS VEGAS—(BUSINESS WIRE)—October 1, 2007—Wynn Resorts, Limited (Nasdaq:WYNN) announced that Deutsche Bank Securities Inc., the underwriter of its previously announced common stock offering, has exercised in full its option to purchase an additional 562,500 shares of Wynn Resorts common stock to cover over-allotments. The public offering price of the shares is $158 per share.

An automatic shelf registration statement relating to the common stock was previously filed with the Securities and Exchange Commission and became effective upon such filing. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the common stock nor shall there be any sale of these shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these shares is being made only by means of a prospectus supplement and related prospectus. A copy of the prospectus relating to the shares may be obtained by contacting Deutsche Bank Securities Inc. by mail, Attn: Prospectus Department, 100 Plaza One, Jersey City, NJ 07311, by telephone at (800) 503-4611 or by email: prospectusrequest@list.db.com.

This press release contains forward-looking statements about Wynn Resorts, including those relating to the offering and whether or not Wynn Resorts will consummate the offering. All forward-looking statements in this press release are based on estimates and assumptions and represent Wynn Resorts’ judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors including but not limited to changing market conditions and Wynn Resorts’ ability to complete the offering. Therefore, the reader is cautioned not to rely on these forward-looking statements. Additional information concerning potential factors that could affect Wynn Resorts is included in Wynn Resorts’ Annual Report on Form 10-K for the year ended December 31, 2006 and Wynn Resorts’ other periodic reports filed with the Securities and Exchange Commission. Wynn Resorts is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

CONTACT:

Wynn Resorts, Limited

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com

SOURCE: Wynn Resorts, Limited